Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock summarizes material terms and provisions that apply to our capital stock. This description is intended as a summary and is qualified in its entirety by our certificate of incorporation and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K, as well as the relevant provisions of the Delaware General Corporation Law.
Authorized Capital Stock
Our authorized capital stock consists of 200,000,000 shares of our common stock, par value $0.01 per share, and 80,000,000 shares of undesignated preferred stock, par value $0.01 per share.
Common Stock
Voting Rights
Votes Per Share. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders do not have cumulative voting rights.
Quorum for Stockholder Meeting; Required Vote. Unless otherwise required by law or provided for in our certificate of incorporation or bylaws, at any stockholder meeting, the holders of shares representing a majority in voting power of the shares of stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum. Except in the election of directors (as described below), when a quorum is present at any stockholder meeting, the affirmative vote of the holders of shares representing a majority in voting power of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on such matter will decide such matter unless the matter is one upon which a different vote is required by express provision of our certificate of incorporation or bylaws or law, in which case such express provision will govern.
Subject to the rights of holders of any outstanding series of preferred stock, directors are elected by a plurality of the votes cast by the holders of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Dividend Rights
Subject to the provisions of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors, in its discretion, may declare and pay out of funds legally available for that purpose.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may issue in the future.
Right to Liquidation Distributions
In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of our preferred stock.
Assessability
All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock
Our board of directors has broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, subject to any applicable rights of holders of shares of any series of preferred stock outstanding from time to time. Our certificate of incorporation authorizes the board of directors from time to time and without further stockholder action to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of preferred stock in one or more series and in such amounts as may be determined by the board of directors. The powers, designation, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations and restrictions of shares of the series, if any, will be as set forth in such resolution or resolutions.
The holders of our common stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of preferred stock which the board of directors may designate and we may issue from time to time. Among other actions, by authorizing the issuance of shares of preferred stock with particular voting, conversion or other rights, the board of directors could adversely affect the voting power of the holders of the common stock and otherwise could discourage any attempt to effectuate a change in control of our company, even if such a transaction would be beneficial to the interests of our stockholders.
Anti-Takeover and Other Protective Provisions
The provisions of the Delaware General Corporation Law and our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of the company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Section 203 of the Delaware General Corporation Law
Under our certificate of incorporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in a business combination with any “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:
•before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or after that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines “business combination” to include the following transactions, subject to specified exceptions:
•any merger or consolidation of the corporation or any majority-owned subsidiary of the corporation with the interested stockholder or, in specified circumstances, any other entity if the merger or consolidation is caused by the interested stockholder;
•any sale, lease, exchange, mortgage, pledge, transfer, or other disposition involving the interested stockholder of assets of the corporation or of any majority-owned subsidiary of the corporation which have an aggregate market value equal to 10% or more of either (1) the aggregate market value of the consolidated assets of the corporation or (2) the aggregate market value of all outstanding stock of the corporation;
•subject to certain limited exceptions, any transaction that results in the issuance or transfer by the corporation or any majority-owned subsidiary of the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation or any majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or any such subsidiary owned by the interested stockholder; or
•any receipt by the interested stockholder of any direct or indirect benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary of the corporation.
In general, Section 203 defines an “interested stockholder” as any entity or person who beneficially owns 15% or more of the outstanding voting stock of the corporation and the affiliates and associates of such person.
The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt with respect to our company that our board of directors does not approve even if some of our stockholders would support such a takeover attempt.
Certificate of Incorporation and Bylaws
Provisions of our certificate of incorporation and our bylaws may delay or discourage transactions involving an actual or potential change in control of our company or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other matters, our certificate of incorporation and our bylaws:
•permit our board of directors to issue up to 80,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;
•provide that the authorized number of directors may only be changed by resolution of the board of directors;
•provide that all vacancies, including newly created directorships, may only, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•provide that directors may only be removed with or without cause by the holders of at least three-fourths of the voting power of the shares eligible to vote for directors;
•provide that a special meeting of stockholders may be called only by our chief executive officer (or the equivalent thereof), the chair of our board of directors or by a resolution adopted by a majority of our board of directors;
•require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•provide that our bylaws may be amended or repealed by the board of directors or by our stockholders by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an election of directors;
•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet certain requirements as to the form and content of a stockholder’s notice as set forth in our bylaws; and

•do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).
Exclusive Forum Certificate of Incorporation Provision
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers or other employees, or stockholders to us or our stockholders;
•any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware;
•any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or the bylaws (including any right, obligation or remedy thereunder); and
•any action asserting a claim governed by the internal affairs doctrine or any other “internal corporate claim” as such term is defined in Section 115 of the Delaware General Corporation Law, in each case subject to such court’s having personal jurisdiction over the indispensable parties named as defendants.
Our certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Any person purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have received notice of and consented to the foregoing provisions. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds more favorable for disputes with us or with our directors, our officers or other employees, or our other stockholders, which may discourage such lawsuits against us and such other persons. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, results of operations and financial condition.
Our choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including, to the extent permitted by the federal securities laws, to lawsuits asserting both the above-specified claims and claims under the federal securities laws. Application of the choice of forum provision may be limited in some instances by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the choice of forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, subject to a limited exception for certain “covered class actions.” Accordingly, although this provision will apply to claims arising under the Securities Act, there is uncertainty as to whether a court would enforce the provision in connection with such claims. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Our stockholders cannot waive claims arising under the federal securities laws and the rules and regulations thereunder.

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